Exhibit 10.2
COKE SUPPLY AGREEMENT
Dated as of September 29, 2005
between
WHEELING-PITTSBURGH STEEL CORPORATION
and
MOUNTAIN STATE CARBON, LLC

6.3	Accommodation During a Force Majeure or Emergency	8

ARTICLE VII AUDIT REVIEW		9

7.1	Audits	9
7.2	Frequency of Audits	9
7.3	Scheduling Audits	9

ARTICLE VIII TERMINATION; SURVIVAL		9

8.1	Term	9
8.2	Termination	9
8.3	Survival	9

ARTICLE IX DEFINITIONS		10

9.1	Definitions	10
9.2	Construction	11

ARTICLE X GENERAL		12

10.1	Governing Law	12
10.2	Nature of Relationship; Agency	12
10.3	Due Notice	12
10.4	Headings	13
10.5	Counterparts	13
10.6	No Third Party Rights	13
10.7	Assignment; Successors	13
10.8	Entire Agreement; Amendment	14
10.9	Severability	14
10.10	Confidentiality	14
10.11	Dispute Resolution	14
10.12	Consideration	14
10.13	The LLC Agreement Controls Conflicts	14
[Certain Schedules have been omitted and will be furnished upon request.]

COKE SUPPLY AGREEMENT
     This is a Coke Supply Agreement dated and effective as of September 29, 2005, by and between WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation (“WPSC”), and MOUNTAIN STATE CARBON, LLC, a Delaware limited liability company (the “Company”).
     SNA CARBON, LLC, a Delaware limited liability company (“SCL”), and WPSC have formed the Company to own and refurbish WPSC’s coke batteries and manufacture and sell the coke produced by those batteries for their respective benefit. In connection with the formation, WPSC is contributing some cash and its Coke Facilities to the Company, while SCL is contributing cash. Pursuant to the terms of the Company’s Amended and Restated Limited Liability Company Agreement dated the date hereof, as it may be amended from time to time (the “LLC Agreement”), each of WPSC and SCL has also committed to contribute additional cash to the Company for the purposes of operating and maintaining the Coke Facilities and refurbishing the coke batteries.
     The Company desires to enter into a coke supply agreement with each of WPSC and SCL to ensure that it has a steady stream of revenue to support its operations. As such, the Company has agreed to sell coke to WPSC, and WPSC has agreed to purchase coke from the Company, on the terms and subject to the conditions set forth in this Agreement, all as contemplated by the LLC Agreement.
     This is the WPSC Coke Supply Agreement to which the LLC Agreement makes reference. SCL is simultaneously entering into two coke supply agreements. Under the first coke supply agreement, SCL is purchasing coke from WPSC from May 1, 2005 through and including December 31, 2005 (the “WPSC/SCL Coke Supply Agreement”). Under the second coke supply agreement, SCL is purchasing coke from the Company commencing on January 1, 2006 with different delivery obligations.
     Certain capitalized terms used in this Agreement are defined in Article IX below. Such defined terms are integral to this Agreement.
     WPSC and the Company hereby agree as set forth in this Agreement.
ARTICLE I
Purchases and Sales of Coke
     1.1 Purchases and Sales Prior to January 1, 2007.
          a. Purchase and Sale Obligations. For the period between May 1, 2005 and December 31, 2006, the Company shall sell to WPSC, and WPSC shall purchase and take delivery from the Company of, coke at the Transfer Price in the quantities set forth in Schedule A. The Company shall use its commercially reasonable efforts to produce such coke at the Coke Batteries. Notwithstanding the foregoing, if the Company does not produce 612,660 tons of coke for the period between May 1, 2005 and December 31, 2005, then the quantity of coke that the Company shall sell to WPSC under this Section 1.1 shall be reduced by an amount equal to

100% of the Company’s total coke production shortfall for such period, allocated weekly on the basis of production levels. If the Company does not produce 955,000 tons of coke for calendar year 2006, then the quantity of coke that the Company shall sell to WPSC under this Section 1.1(a) shall be reduced by an amount equal to 50% of the Company’s total coke production shortfall for such period, allocated weekly on the basis of production levels. Notwithstanding the foregoing, WPSC shall not be required to purchase from the Company that amount of coke that it is required to deliver to SCL pursuant to the terms of the WPSC/SCL Coke Supply Agreement if and to the extent that SCL has breached or terminated the WPSC/SCL Coke Supply Agreement. The rights and obligations of the parties hereto to purchase and sell coke under this clauses (a) may be reduced or increased, as the case may be, in accordance with Section 3.10(i) of the LLC Agreement, which provision shall take priority over this clause (a).
          b. Excess Coke for SCL in 2005. If, and to the extent that, SCL purchases 250,000 tons of coke from WPSC pursuant to the WPSC/SCL Coke Supply Agreement for the period between May 1, 2005 and December 31, 2005, WPSC shall have the right, at the direction of SCL, to purchase from the Company for SCL’s benefit any coke produced by the Company in excess of 650,000 tons at the higher of (i) Market Price less 5% and (ii) the Transfer Price.
          c. Excess Coke for WPSC in 2005 and 2006. If, and to the extent that, SCL has determined that it does not desire to purchase any coke produced by the Company in excess of 612,660 tons pursuant to the terms of the WPSC/SCL Coke Supply Agreement for the period between May 1, 2005 and December 31, 2005 or any coke produced by the Company in excess of 955,000 tons pursuant to the SCL Coke Supply Agreement for the calendar year 2006, as applicable, WPSC shall have the right, but not the obligation, to purchase from the Company such excess coke at the higher of (i) Market Price less 5% and (ii) the Transfer Price.
     1.2 Purchases and Sales After December 31, 2006. Except as provided in Section 1.3, at all times after December 31, 2006, and prior to the expiration of the Term, the Company shall sell to WPSC, and WPSC shall purchase and take delivery from the Company of, that percentage of the coke produced at the Coke Batteries that is equal to 50% of the Company’s total production of coke, allocated on a weekly basis. The rights and obligations of the parties hereto to purchase and sell coke under this Section may be reduced or increased, as the case may be, in accordance with Section 3.10(i) of the LLC Agreement, which provision shall take priority over this section.
     1.3 Notice of Coke Sales to Non-Affiliates. If, after December 31, 2006, WPSC desires to sell to non-Affiliate third parties coke that it has purchased from the Company, WPSC shall inform SCL of its intent to do so.
     1.4 Turn-Down. If WPSC’s steel-making operation in Steubenville, Ohio is not producing an adequate amount of steel to consume all of the coke to be provided by the Company under this Agreement, WPSC shall have the right, upon providing prior written notice to the Company, to instruct the Company to turn-down production of coke at the Coke Facilities. The Company shall cooperate in turning down production in an orderly manner consistent with and to the extent that it can safely comply with existing environmental regulations and contract commitments and giving appropriate consideration to the impact on coke quality and the life of the Coke Batteries. WPSC shall promptly reimburse SCL for any increase in its Contract Price and Transfer Price under each of the WPSC/SCL Coke Supply Agreement or the SCL Coke Supply Agreement, respectively, resulting from any turn-down requested by WPSC. A turn-down initiated by WPSC shall have no effect on the Company’s obligations to deliver coke to WPSC for the benefit of SCL under the WPSC/SCL Coke Supply Agreement or SCL under the SCL Coke Supply Agreement. Notwithstanding the foregoing, at SCL’s election, the Company shall continue to operate above the turn down level at the direction of SCL and sell such excess coke to SCL at the same price that WPSC would have paid for such coke.
     1.5 Quality of Coke. The coke delivered to WPSC shall meet the quality specifications set forth on Schedule B measured on a daily average basis (subject to the additional covenant contained in Schedule B); provided, however, if WPSC chooses to accept any coke delivered to WPSC pursuant to this Agreement that does not meet such specifications, then such acceptance shall be deemed to be a waiver by WPSC of any remedies that WPSC may have hereunder with respect to the failure of such coke to meet such specifications. Rejection shall be WPSC’s sole remedy if the coke tendered hereunder does not meet the specifications set forth on Schedule B. The costs and expenses associated with the rejection of coke under this Section 1.5, including loading and unloading costs, shall be borne by the Company.
     1.6 Absolute Obligation. Except as set forth in Sections 1.4 and 1.5, prior to the expiration of the Term, the obligation of WPSC to accept coke tendered for delivery by the Company and to pay for such coke (whether or not WPSC shall actually take delivery of such coke) at the prices and on the other terms set forth herein and to make the other payments specified herein is absolute and unconditional without regard to (a) the validity, regularity or enforceability of this Agreement or the LLC Agreement, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by WPSC against the Company in connection with this Agreement or (c) any other circumstance whatsoever that constitutes, or might be construed to constitute, an equitable or legal discharge of WPSC from its obligations under this Agreement. Except as provided in Section 8.2 of this Agreement, WPSC hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or which at any time hereafter may be conferred on it, by statute or otherwise, to terminate, cancel or rescind this Agreement.
     1.7 No Use Restriction. WPSC may consume, sell, transfer or otherwise dispose of the coke purchased pursuant to this Agreement without restriction.
     1.8 Coke Breeze. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not have any obligation to sell to WPSC, and WPSC shall not have any obligation to purchase from the Company, coke breeze.
     1.9 Nut Coke. For the period between May 1, 2005 and December 31, 2005, WPSC shall have the obligation to purchase from the Company for SCL’s benefit that amount of Nut Coke that is proportionate to total Nut Coke production as SCL’s purchases of coke are to total coke production during the same period, at the Transfer Price. In addition, during the Term, WPSC shall have the obligation to purchase from the Company that amount of Nut Coke that is proportionate to total Nut Coke production as WPSC’s purchases of coke for its own consumption hereunder are to total coke production during the same period, at the Transfer Price.

ARTICLE II
Transfer Price; Market Price; Payment
     2.1 Transfer Price.
          a. Transfer Price Inclusions. Except as otherwise provided in this Agreement, during such time as WPSC holds at least a 50% Non-Voting Capital Stock Interest, the purchase price to be paid by WPSC to the Company for the coke purchased hereunder shall be the Transfer Price. Except as otherwise provided in this Agreement, during such time as WPSC holds less than a 50% Non-Voting Capital Stock Interest, the purchase price for that amount of coke purchased hereunder that is proportionate to two times WPSC’s Non-Voting Capital Stock Interest shall be at the Transfer Price and the purchase price for the remainder of coke purchased hereunder shall be at the higher of (i) Market Price less 5% and (ii) the Transfer Price. The Transfer Price paid by WPSC hereunder together with the Transfer Price paid by SCL under the SCL Coke Supply Agreement for all coke supplied under both such Coke Supply Agreements is intended to cover the Company’s total costs and expenses of managing, operating and maintaining the Coke Facilities. As such, “Transfer Price” means (a) all of the Company’s operating and administrative costs and expenses, including depreciation and amortization, but excluding the capital and expense components of refurbishment expenditures, plus (b) 5%, minus (c) all revenues received by the Company from the sale of coke, coal tars, coke breeze, Nut Coke and chemicals to third parties and all revenues received from WPSC for coke oven gasses and steam, allocated per ton among the Company’s production of coke on a weekly basis. Without limiting the foregoing, the Transfer Price shall include all of the Company’s: (i) raw materials cost (including coal and other supplies); (ii) manufacturing costs; (iii) overhead; (iv) insurance; (v) governmental impositions; (vi) hourly and salaried labor costs; (vii) charges to be paid by the Company under the Management Agreement and Operating Agreement; (viii) costs and expenses incurred by the Company identified in the retained responsibility provisions contemplated by Schedule B to each of the Management Agreement and the Operating Agreement; and (ix) costs relating to loading any coke, immediately after it is produced, into rail cars provided by WPSC.
          b. Transfer Price Exclusions. Notwithstanding the foregoing, the Transfer Price shall not include, and WPSC shall be solely responsible for, all costs and expenses (including any deterioration to the coke) relating to barge loading, stocking, de-stocking, screening or loading coke, except for costs described in Section 2.1(a)(ix). The Transfer Price also shall not include any costs, fees, disbursements or other expenditures relating to environmental conditions existing prior to the date of this Agreement. The costs, fees, disbursements or other expenditures relating to such corrective actions shall be subject to the terms of the LLC Agreement.
     2.2 Breaches or Termination of the Coke Supply Agreements.
          a. No Increase in Transfer Price. WPSC’s Transfer Price shall not increase as a result of a breach or the termination of the WPSC/SCL Coke Supply Agreement or the SCL Coke Supply Agreement (where such breach or termination is due to default by SCL or the Managers elected by SCL). As such, if either the WPSC/SCL Coke Supply Agreement or the SCL Coke Supply Agreement is breached or terminated prior to the termination of this

Agreement (where such breach or termination is due to default by SCL or the Managers elected by SCL), WPSC’s Transfer Price shall not increase, and the Transfer Price shall be calculated as if the WPSC/SCL Coke Supply Agreement and the SCL Coke Supply Agreement were in effect and the parties thereto were complying with the terms thereof.
          b. WPSC’s Purchase Right. If, and to the extent that, SCL does not purchase the amount of coke required to be purchased by it under either the WPSC/SCL Coke Supply Agreement or the SCL Coke Supply Agreement, then WPSC shall have the right, but not the obligation, to purchase any or all of such coke from the Company at the same price that SCL would have paid for such coke.
          c. Assignment of WPSC/SCL Coke Supply Agreement. If the WPSC/SCL Coke Supply Agreement terminates for any reason, then WPSC shall have the right, but not the obligation, to assign all of its rights and obligations under the WPSC/SCL Coke Supply Agreement to the Company. The Company shall assume any such rights and obligations so assigned by WPSC.
     2.3 Market Price. “Market Price” means (a) an arm’s length offer for sale of coke of similar quantity, quality and availability by reference to third party transactions (taking into account any material and relevant factors), or (b) if a price under clause (a) is not available, then the average purchase price paid by WPSC for coke of similar quantity, quality and availability for the ninety (90) day period prior to the date of sale (excluding prices paid by WPSC to the Company). The prices calculated in clause (b) above shall include all transportation costs to WPSC’s receiving yard in Follansbee, West Virginia, export licenses, duties, taxes, and loading and unloading costs. There shall be deducted from prices calculated in clause (b) above any costs that would be incurred to transport coke from the Coke Facilities to WPSC’s receiving yard in Follansbee, West Virginia.
     2.4 Invoices. The Company shall render an invoice to WPSC each week by the third working day of such week in relation to the coke delivered to WPSC during the previous week.
     2.5 Terms of Payment. Terms of payment shall be net cash within fifteen (15) days from the date of the Company’s invoice.
     2.6 Currency. All payments due hereunder shall be invoiced and paid in immediately available U.S. dollars.
     2.7 Taxes. Any tax (including any applicable value added tax) or other governmental charge, or increase thereof, upon the production, sale and/or shipment of the coke sold under this Agreement (other than taxes based upon the Company’s net income), whether by national, foreign, federal, state or municipal authorities, imposed, or becoming effective, on or after the date of this Agreement, shall be the sole responsibility of WPSC.
     2.8 Failure to Pay. The Company shall have the right, but not the obligation, to cease delivering coke to WPSC if WPSC fails to pay the amounts due under this Article and does not cure such failure within fifteen (15) calendar days after receiving written notice of such failure. Such right may be exercised by the Company only by delivery to WPSC of a writing that expressly contains the exercise of such right by specific reference to this Section. The remedy of the Company set forth in this Section shall be exercised solely by a Manager elected by SCL at least three days prior to cessation of delivery. When the default is cured, then deliveries shall resume. WPSC shall nevertheless be responsible for and shall pay to the Company the Transfer Price for any coke that is manufactured by the Company, tendered to WPSC under this Agreement and not accepted by WPSC for any reason other than non-conformance with Section 1.5 hereof. Subject to Section 2.2 of the SCL Coke Supply Agreement, in an effort to mitigate damages, the Company shall use commercially reasonable efforts to sell to third parties any excess coke resulting as a consequence of the Company’s election to ship a reduced amount of coke to WPSC.
ARTICLE III
Delivery; Title
     3.1 Delivery. Subject to the provisions of this Agreement and the LLC Agreement, the coke sold and purchased under this Agreement shall be delivered in approximately equal weekly increments to the extent that such is commercially practicable and does not adversely affect either the Company or SCL. Except as otherwise provided in this Agreement or the LLC Agreement, including changes in expected production and certain changes in the ownership of the Membership Interests of the Company, to the extent that the Company produces 955,000 tons of coke in 2006, the Company shall deliver to WPSC approximately 62.83% of the coke produced at the Company in 2006 in accordance with Schedule C attached hereto. The Company shall use commercially reasonable efforts to cooperate with WPSC in determining whether a more equal weekly distribution of coke deliveries can be accommodated, so long as such does not adversely affect either the Company or SCL. WPSC shall be responsible for arranging transportation of coke from the Coke Facilities to WPSC’s facility. If WPSC does not make transportation arrangements, the Company shall make transportation arrangements for WPSC’s account.
     3.2 Point of Delivery. The coke sold and purchased under this Agreement shall be delivered by the Company to WPSC free on board pushed into railroad cars provided by WPSC at the Company’s Coke Facilities. The Company may pull such railroad cars to the Ohio River rail bridge at the Company’s facility.
     3.3 Weights. The coke sold and purchased under this Agreement shall be weighed by the Company’s certified track scales. These weights shall govern and shall be used by the Company in invoicing the coke delivered hereunder. Such scales shall be properly inspected and certified at intervals of not more than six (6) months.
     3.4 Title and Risk of Loss. Title and all risk of loss, damage or destruction with respect to the coke sold and purchased under this Agreement shall pass to and be assumed by WPSC when delivery of such coke has occurred in accordance with Section 3.2 of this Agreement.
     3.5 Provisions Applicable to Delivery. The Company shall cooperate with and provide assistance to WPSC when necessary or appropriate and the Parties shall communicate with each other regularly as necessary to schedule and expedite shipment. The Company shall load all rail cars in accordance with all Legal Requirements and any reasonable requirements of the carrier designated by WPSC.
ARTICLE IV
Representations and Warranties
     4.1 Joint. Each Party represents and warrants to the other Party that:
          a. Authority. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has the power and authority to enter into this Agreement and to perform its obligations hereunder.
          b. Authorization; Enforceability. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms. It has duly and validly authorized this Agreement.
          c. No Violations. The execution and delivery by it of this Agreement shall not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation of any provision of its governing documents or the resolutions adopted by its board or directors or board of managers; (ii) contravene, conflict with, result in a breach of, constitute a default or an event of default under, give any person the right to consent, approve, terminate or revoke (including the right to consent, approve, terminate or revoke upon a change of control or deemed assignment), or give to any person the right to cause any of the foregoing with respect to, any material agreement or instrument to which it is a party or by which any of its assets may be bound; or (iii) violate in any material respect, or give any person the right to obtain any material relief or exercise any material remedy under, any Legal Requirement to which it is subject, or by which its assets may be bound or affected, or give any person the right to challenge any of the transactions contemplated by this Agreement. No person is required to make, give or obtain any approvals or consents in connection with the execution, delivery or performance by it of this Agreement, except for those obtained.
     4.2 Company’s Representation. The Company represents and warrants to WPSC that the coke delivered under this agreement will be of the quality identified in Section 1.5.
EXCEPT FOR THE COMPANY’S OBLIGATIONS UNDER THIS SECTION 4.2, THESE ARE THE ONLY REPRESENTATIONS OR WARRANTIES THAT THE COMPANY MAKES AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, UNDER STATUTE OR ARISING OTHERWISE IN LAW FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING WITHOUT LIMITATION, ANY OTHER WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE OR WARRANTY AGAINST INFRINGEMENT, ARE DISCLAIMED BY THE COMPANY.
ARTICLE V
Representative; Limitation of Liability
     5.1 Nomination of Representative. Each Party shall nominate a representative to act as the individual representing such Party in respect of the matters covered by this Agreement

(each a “Representative”). A Party may at any time and from time to time substitute its Representative by written notice to the other Party.
     5.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES OF ANY TYPE IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR THOSE CONSEQUENTIAL DAMAGES OF PERSONS WHO ARE NOT AFFILIATES OF WPSC, THE COMPANY OR SCL, ARISING OUT OF CLAIMS AGAINST THE COMPANY OR WPSC BY SUCH PERSONS. “CONSEQUENTIAL DAMAGES” MEANS INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOSS OF FUTURE PROFITS, REVENUE OR INCOME, BUSINESS INTERRUPTION, AND LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), AND PUNITIVE DAMAGES.
ARTICLE VI
Force Majeure; Emergency
     6.1 Force Majeure. The failure or delay of the Company to perform any obligation under this Agreement solely by reason of acts of God, nature or the public enemy, terrorism, nuclear disaster, accidents, explosions, fire, flood, river freeze-ups, failure or availability of river locks, drought, perils of the sea, strikes, lockouts, labor disputes, riots, sabotage, embargo, war (whether or not declared and whether or not the United States is a participant), civil insurrection, acts of violence, acts of government, federal, state or municipal legal restriction or limitation or compliance therewith, failure or delay of transportation (including railway car and barge shortages), new or amended Legal Requirements, contract disputes, failure of plants or facilities, failure of equipment (including emergency outages of equipment or facilities or to make repairs to avoid breakdowns thereof or damage thereto), failures of suppliers, shortage of raw materials (including coal of the type required to produce coke), supplies, equipment, fuel, power, or other operational necessities, interruption or curtailment of power supply, or any other circumstance of a similar or different nature beyond the reasonable control of the Party affected thereby (“Force Majeure”) shall not be deemed to be a breach of this Agreement.
     6.2 Emergency. The failure or delay of the Company to perform any obligation under this Agreement solely by reason of an Emergency shall not be deemed to be a breach of this Agreement.
     6.3 Accommodation During a Force Majeure or Emergency. During the occurrence of a Force Majeure or an Emergency, WPSC may engage a third party to provide coke that the Company is unable to provide. Notwithstanding anything herein to the contrary, in the case of a Force Majeure or an Emergency, the Parties shall take immediate and diligent actions to prevent or minimize such threatened damage, injury or loss or to counteract or otherwise mitigate the effects of such Force Majeure or Emergency. In the event of a Force Majeure or an Emergency, each Party shall notify the other of the Force Majeure or Emergency as soon as practicable following the occurrence thereof, which notice shall include details with respect to any action being taken in response thereto.

ARTICLE VII
Audit Review
     7.1 Audits. WPSC or its designee shall have the right to carry out audit tasks of a financial nature to verify any and all amounts paid or payable by WPSC to the Company. The Company shall make available, at the Coke Facilities, to WPSC or its designee, and WPSC or its designee shall have the right to review, all contracts, books, records, and other documents relating to all costs paid or incurred by the Company that comprise the Transfer Price. WPSC or its designee shall also have the right to conduct a physical inventory audit. The cost of any audit shall be borne by WPSC.
     7.2 Frequency of Audits. Audits, as identified in Section 7.1, shall not be requested by WPSC more frequently than once every year and no claim may be brought as to any invoice more than eighteen (18) months after the date that the invoice is rendered pursuant to Article II.
     7.3 Scheduling Audits. The scheduling and length of any audit review shall be kept to a minimum so as to ensure as little disturbance as possible. The audit review shall commence not later than four (4) weeks after the Company’s receipt of the audit notification from WPSC.
ARTICLE VIII
Termination; Survival
     8.1 Term. The term of this Agreement (the “Term”) shall commence on May 1, 2005 and continue for the useful lives of the Coke Batteries, unless earlier terminated under the unique circumstances identified in Section 8.2.
     8.2 Termination. This Agreement may only be terminated as follows:
          a. the dissolution of the Company, as provided in the LLC Agreement; or
          b. by election of a Party if the other Party is in breach of this Agreement and does not cure such breach within sixty (60) days (but within fifteen (15) calendar days for a breach involving the payment for coke) of receiving written notice of such breach.
Any termination of this Agreement shall not relieve either the Company or WPSC from any liability for breach under this Agreement that may exist prior to or as a result of the termination of this Agreement. Unless any non-breaching party would otherwise be materially prejudiced, the termination rights provided in clause (b) shall be suspended if any Party in good faith challenges the allegation of breach giving rise to the notice of termination due to such breach and delivers a notice of dispute thereof under Section 10.11 within thirty (30) days after receiving notice of termination. Such suspension shall remain in effect only so long as the parties are actively pursuing their remedies in respect of such alleged breach under Section 10.11. Such suspension shall terminate if the parties are no longer pursuing their remedies in respect of such alleged breach under Section 10.11, or if such alleged breach is determined not to be a breach under Section 10.11.
     8.3 Survival. The following Articles and Sections of this Agreement shall survive any termination of this Agreement: Article V (Representative; Limitation of Liability), Article

VII (Audit Review), Article VIII (Termination; Survival), Section 10.1 (Governing Law), Section 10.3 (Due Notice), Section 10.10 (Confidentiality) and Section 10.11 (Dispute Resolution). Notwithstanding the termination of this Agreement, the other provisions of this Agreement shall be deemed to survive, and the Parties shall continue to perform their obligations under this Agreement, for so long as reasonably necessary for the Parties to fulfill any outstanding obligations created prior to the termination in reasonable reliance on this Agreement and to otherwise facilitate a smooth end to the relationship created hereunder.
ARTICLE IX
Definitions
     9.1 Definitions. In addition to other terms defined elsewhere in this Agreement, the following words have the following meanings in this Agreement:
     “Affiliate” means, when used with reference to a specified person, any person who directly or indirectly, through one or more intermediaries, owns or is owned by or is under common ownership with the specified person, where such ownership means holding more than fifty percent (50%) of any class of equity securities of the specified person.
     “Agreement” means this Coke Supply Agreement, as it may be amended from time to time.
     “Bundled Interests” has the meaning set forth in the LLC Agreement.
     “Coke Batteries” has the meaning set forth in the LLC Agreement.
     “Coke Facilities” has the meaning set forth in the LLC Agreement.
     “Company” has the meaning set forth in the Recitals.
     “Consequential Damages” has the meaning set forth in Section 5.2.
     “Due Notice” has the meaning set forth in Section 10.3.
     “Emergency” means (a) any situation that is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Coke Facilities, or (b) any unexpected material interruption in the production of coke.
     “Force Majeure” has the meaning set forth in Section 6.1.
     “Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or order of any kind or nature whatsoever including any judgment or principle of common law.
     “LLC Agreement” has the meaning set forth in the Recitals.

     “Management Agreement” means that certain Management Agreement between the Company and WPSC of even date herewith.
     “Manager” has the meaning set forth in the LLC Agreement.
     “Market Price” has the meaning set forth in Section 2.3.
     “Membership Interests” has the meaning set forth in the LLC Agreement.
     “Non-Voting Capital Stock Interests” has the meaning set forth in the LLC Agreement.
     “Nut Coke” means coke otherwise meeting the quality specifications in Schedule A and of a size equal to or greater than 3/8 inch and less than 3/4 inch.
     “Operating Agreement” means that certain Operating Agreement between the Company and WPSC of even date herewith.
     “Party” means WPSC or the Company, individually, and “Parties” means WPSC and the Company, collectively.
     “person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a governmental body or any other legal entity.
     “Representative” has the meaning set forth in Section 5.1.
     “SCL” has the meaning set forth in the Recitals.
     “SCL Coke Supply Agreement” means that certain Coke Supply Agreement between SCL and the Company of even date herewith.
     “Term” has the meaning set forth in Section 8.1.
     “ton” means two thousand (2,000) pounds.
     “Transfer Price” has the meaning set forth in Section 2.1(a).
     “WPSC” has the meaning set forth in the Recitals.
     “WPSC/SCL Coke Supply Agreement” has the meaning set forth in the Recitals.
     9.2 Construction. As used in this Agreement, unless a clear contrary intention applies: (a) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (b) references to the singular number include the plural number, and vice versa, and reference to any gender includes each other gender; (c) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (d) “include”, “includes” and

“including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (e) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (f) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; and (g) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto.
ARTICLE X
General
     10.1 Governing Law. This Agreement will be governed by the laws of the State of Delaware, U.S.A., without regard to conflicts of laws principles.
     10.2 Nature of Relationship; Agency. Each Party is and for all purposes shall be deemed to be an independent contractor with respect to the performance of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the Parties whatsoever. Neither Party shall have the authority to assume or create obligations on behalf of the other Party, and neither Party shall take any action that has the effect of creating the appearance of its having such authority. This Agreement shall not be deemed to constitute either Party to be the agent of the other Party.
     10.3 Due Notice. Any notice for any purpose required to be given to a Party under this Agreement shall be given by Due Notice. “Due Notice” means delivery of written notice by overnight delivery to the Corporate Secretary of WPSC and to the President of the Company. Changes to specified officers shall be by Due Notice. Notice will be effective after actual delivery of such notice by overnight delivery. Notice shall be accompanied by facsimile, email and telephone (which shall not themselves constitute notice). Due Notice shall be sent to the following addresses:
If to the Company, addressed to:
c/o Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling, West Virginia 26003
Attention: Corporate Secretary
Facsimile No.: (304) 234-2555

With a required copy (which shall not constitute Due Notice):
Clark Hill PLC
500 Woodward Avenue
Suite 3500
Detroit, Michigan 48226-3435
Attention: Blair B. Hysni, Esq.
Facsimile No.: (313) 965-8252
If to WPSC, addressed to:
Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling, West Virginia 26003
Attention: Corporate Secretary
Facsimile No.: (304) 234-2555
With a required copy to (which shall not constitute Due Notice):
Kirkpatrick & Lockhart Nicholson Graham LLP
535 Smithfield Street
Pittsburgh, Pennsylvania 15222-2312
Attention: David L. Forney, Esq.
Facsimile No.: (412) 355-6501
Due Notice shall also be sent to any additional representative requested by a Party in writing from time to time, but failure to give notice to such additional representatives shall not be a failure of Due Notice.
     10.4 Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles and Sections in which they appear or to which they relate.
     10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     10.6 No Third Party Rights. SCL is an intended third party beneficiary to Sections 1.1, 1.2, 1.3, 1.4 and 8.3 of this Agreement and the Parties desire to grant SCL a legal or equitable right, remedy or claim under or with respect to those provisions of this Agreement. Except as provided above, nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.
     10.7 Assignment; Successors. WPSC acknowledges that its rights, duties and obligations under this Agreement are part of the Bundled Interests and are subject to the transfer restrictions contained in the LLC Agreement. WPSC further acknowledges that, as part of the Bundled Interests, it may assign its rights, duties and obligations under this Agreement only if such assignment is not prohibited by the terms of the LLC Agreement. The Company may not assign or delegate (by operation of law or otherwise) this Agreement or any of its rights, duties or obligations under this Agreement without the prior written consent of WPSC, which consent shall not be unreasonably withheld; provided, however, it shall not be unreasonable for WPSC to withhold its consent to the extent that any transfer would require WPSC to seek redress under this Agreement in a country other than the United States. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.
     10.8 Entire Agreement; Amendment. Subject to Section 10.13 below, this Agreement (including the Schedules hereto, which are made a part of this Agreement by this reference) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements, whether oral or written. This Agreement may be amended only by a writing signed by an authorized representative of each of WPSC and SCL (in the case of the Company). A course of conduct between the Parties shall not constitute an amendment or waiver of any provision of this Agreement.
     10.9 Severability. If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     10.10 Confidentiality. The Parties shall be bound by the confidentiality provisions set forth in the LLC Agreement as if such provisions were fully set forth herein.
     10.11 Dispute Resolution. The Parties shall resolve all disputes under this Agreement through mediation and arbitration pursuant to procedures substantially identical to those set forth in Article XIII of the LLC Agreement.
     10.12 Consideration. The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals to this Agreement are hereby incorporated into this Agreement by this reference and made a part hereof.
     10.13 The LLC Agreement Controls Conflicts. Except as otherwise expressly provided herein, any conflict between any provision in the LLC Agreement and this Agreement shall be presumed to be resolved in favor of the LLC Agreement, subject to resolution of such conflict on its merits based on the reasonably likely intentions of the Parties. This Agreement is an independent agreement between the Parties and is separate and distinct from the LLC Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date set forth below.

WHEELING-PITTSBURGH		MOUNTAIN STATE CARBON, LLC
STEEL CORPORATION

By:	/s/ James E. Muldoon	By:	/s/ James E. Muldoon

Name:	James E. Muldoon	Name:	James E. Muldoon
Title:	Vice President, Business Development	Title:	President and Secretary
Date:	9/29/05	Date:	9/29/05

SCHEDULE A
Amount of Coke to be Sold

Time Period	Amount
May 1, 2005 — December 31, 2005	All coke tons produced
January 1, 2006 — December 31, 2006	600,000 tons

COKE SUPPLY AGREEMENT
Dated as of September 29, 2005
between
SNA CARBON, LLC
and
MOUNTAIN STATE CARBON, LLC

-i-

6.3	Accommodation During a Force Majeure or Emergency	8

Article VII AUDIT REVIEW		8

7.1	Audits	8
7.2	Frequency of Audits	8
7.3	Scheduling Audits	8

Article VIII TERMINATION; SURVIVAL		9

8.1	Term	9
8.2	Termination	9
8.3	Survival	9

Article IX DEFINITIONS		9

9.1	Definitions	9
9.2	Construction	11

Article X GENERAL		11

10.1	Governing Law	11
10.2	Nature of Relationship; Agency	12
10.3	Due Notice	12
10.4	Headings	13
10.5	Counterparts	13
10.6	No Third Party Rights	13
10.7	Assignment; Successors	13
10.8	Entire Agreement; Amendment	13
10.9	Severability	13
10.10	Confidentiality	14
10.11	Dispute Resolution	14
10.12	Consideration	14
10.13	The LLC Agreement Controls Conflicts	14
[Schedules have been omitted and will be furnished upon request.]

COKE SUPPLY AGREEMENT
     This is a Coke Supply Agreement dated and effective as of September 29, 2005, by and between SNA CARBON, LLC, a Delaware limited liability company (“SCL”), and MOUNTAIN STATE CARBON, LLC, a Delaware limited liability company (the “Company”).
     SCL and WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation (“WPSC”), have formed the Company to own and refurbish WPSC’s coke batteries and manufacture and sell the coke produced by those batteries for their respective benefit. In connection with the formation, WPSC is contributing some cash and its Coke Facilities to the Company, while SCL is contributing cash. Pursuant to the terms of the Company’s Amended and Restated Limited Liability Company Agreement dated the date hereof, as it may be amended from time to time (the “LLC Agreement”), each of WPSC and SCL has also committed to contribute additional cash to the Company for the purposes of operating and maintaining the Coke Facilities and refurbishing the coke batteries.
     The Company desires to enter into a coke supply agreement with each of WPSC and SCL to ensure that it has a steady stream of revenue to support its operations. As such, the Company has agreed to sell coke to SCL, and SCL has agreed to purchase coke from the Company, on the terms and subject to the conditions set forth in this Agreement, all as contemplated by the LLC Agreement.
     This is the SCL Coke Supply Agreement to which the LLC Agreement makes reference. WPSC is simultaneously entering into a similar coke supply agreement (with different delivery obligations) with the Company, a copy of which is available to SCL as an attachment to the LLC Agreement.
     Certain capitalized terms used in this Agreement are defined in Article IX below. Such defined terms are integral to this Agreement.
     SCL and the Company hereby agree as set forth in this Agreement.
Purchases and Sales of Coke
     Purchases and Sales in Calendar Year 2006.
     Purchase and Sale Obligations. For the period between January 1, 2006 to December 31, 2006, the Company shall sell to SCL, and SCL shall purchase and take delivery from the Company of 355,000 tons of coke at the Transfer Price. The Company shall use its commercially reasonable efforts to produce such coke at the Coke Batteries. Notwithstanding the foregoing, if the Company does not produce 955,000 tons of coke, then the quantity of coke that the Company shall sell to SCL under this Section 1.1(a) shall be reduced by an amount equal to 50% of the Company’s total coke production shortfall for such period, allocated weekly on the basis of production levels. The rights and obligations of the parties hereto to purchase and sell coke under this clause (a) may be reduced or increased, as the case may be, in accordance with Section 3.10(i) of the LLC Agreement, which provision shall take priority over this clause (a).
     Excess Coke Production. If and to the extent that SCL purchases 355,000 tons of coke for the calendar year 2006, SCL shall have the right, but not the obligation, to purchase any coke produced by the Company in excess of 955,000 tons in such year at the higher of (i) Market Price less 5% and (ii) the Transfer Price. If SCL does not exercise such right with respect to all or any portion of such excess coke, SCL acknowledges that WPSC may exercise such option pursuant to the terms of the WPSC Coke Supply Agreement.
     Guaranty of Coke Supply from WPSC. SCL has a separate coke supply agreement with WPSC, pursuant to which WPSC will provide coke to SCL from May 1, 2005 to December 31, 2005. If WPSC fails to deliver coke to SCL under such agreement due to the fault of WPSC under the terms of such agreement, the Company will deliver such coke to SCL from the coke that the Company would have otherwise delivered to WPSC under the WPSC Coke Supply Agreement. If ample quantities are available for shipment on a timely basis, this clause (c) shall be SCL’s sole remedy for such failure to deliver. SCL will pay the Company for such coke at the Transfer Price.
     Purchases and Sales After December 31, 2006. Except as provided in Section 1.3, at all times after December 31, 2006, and prior to the expiration of the Term, the Company shall sell to SCL, and SCL shall purchase and take delivery from the Company of, that percentage of the coke produced at the Coke Batteries that is equal to 50% of the Company’s total production of coke, allocated on a weekly basis. The rights and obligations of the parties hereto to purchase and sell coke under this Section may be reduced or increased, as the case may be, in accordance with Section 3.10(i) of the LLC Agreement, which provision shall take priority over this section.
     Notice of Coke Sales to Non-Affiliates. If, after December 31, 2006, SCL desires to sell to non-Affiliate third parties coke that it has purchased from the Company, SCL shall inform WPSC of its intent to do so.
     Turn-Down. If SCL’s steel-making Affiliate in Dearborn, Michigan is not producing an adequate amount of steel to consume all of the coke to be provided by the Company under this Agreement, SCL shall have the right, upon providing prior written notice to the Company, to instruct the Company to turn-down production of coke at the Coke Facilities. The Company shall cooperate in turning down production in an orderly manner consistent with and to the extent that it can safely comply with existing environmental regulations and contract commitments and giving appropriate consideration to the impact on coke quality and the life of the Coke Batteries. SCL shall promptly reimburse WPSC for any increase in its Transfer Price under the WPSC Coke Supply Agreement resulting from any turn-down requested by SCL. A turn-down initiated by SCL shall have no effect on the Company’s obligations to deliver coke to WPSC under the WPSC Coke Supply Agreement. Notwithstanding the foregoing, at WPSC’s election, the Company shall continue to operate above the turn down level at the direction of WPSC and sell such excess coke to WPSC at the same price that SCL would have paid for such coke.

     Quality of Coke. The coke delivered to SCL shall meet the quality specifications set forth on Schedule A measured on a daily average basis (subject to the additional covenant contained in Schedule A); provided, however, if SCL chooses to accept any coke delivered to SCL pursuant to this Agreement that does not meet such specifications, then such acceptance shall be deemed to be a waiver by SCL of any remedies that SCL may have hereunder with respect to the failure of such coke to meet such specifications. Rejection shall be SCL’s sole remedy if the coke tendered hereunder does not meet the specifications set forth on Schedule A. The costs and expenses associated with the rejection of coke under this Section 1.5, including loading and unloading costs, shall be borne by the Company.
     Absolute Obligation. Except as set forth in Sections 1.4 and 1.5, prior to the expiration of the Term, the obligation of SCL to accept coke tendered for delivery by the Company and to pay for such coke (whether or not SCL shall actually take delivery of such coke) at the prices and on the other terms set forth herein and to make the other payments specified herein is absolute and unconditional without regard to (a) the validity, regularity or enforceability of this Agreement or the LLC Agreement, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by SCL against the Company in connection with this Agreement or (c) any other circumstance whatsoever that constitutes, or might be construed to constitute, an equitable or legal discharge of SCL from its obligations under this Agreement. Except as provided in Section 8.2 of this Agreement, SCL hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or which at any time hereafter may be conferred on it, by statute or otherwise, to terminate, cancel or rescind this Agreement.
     No Use Restriction. SCL may consume, sell, transfer or otherwise dispose of the coke purchased pursuant to this Agreement without restriction.
     Coke Breeze. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not have any obligation to sell to SCL, and SCL shall not have any obligation to purchase from the Company, coke breeze.
     Nut Coke. During the Term, SCL shall have the obligation to purchase from the Company that amount of Nut Coke that is proportionate to total Nut Coke production as SCL’s purchases of coke hereunder are to total coke production during the same period, at the Transfer Price.
Transfer Price; Market Price; Payment
     Transfer Price.
     Transfer Price Inclusions. Except as otherwise provided in this Agreement, during such time as SCL holds at least a 50% Non-Voting Capital Stock Interest, the purchase price to be paid by SCL to the Company for the coke purchased hereunder shall be the Transfer Price. Except as otherwise provided in this Agreement, during such time as SCL holds less than a 50% Non-Voting Capital Stock Interest, the purchase price for that amount of coke purchased hereunder that is proportionate to two times SCL’s Non-Voting Capital Stock Interest shall be at the Transfer Price and the purchase price for the remainder of coke purchased hereunder shall be at the higher of (i) Market Price less 5% and (ii) the Transfer Price. The Transfer Price paid by SCL hereunder together with the Transfer Price paid by WPSC under the WPSC Coke Supply Agreement for all coke supplied under both such Coke Supply Agreements is intended to cover the Company’s total costs and expenses of managing, operating and maintaining the Coke Facilities. As such, “Transfer Price” means (a) all of the Company’s operating and administrative costs and expenses, including depreciation and amortization, but excluding the capital and expense components of refurbishment expenditures, plus (b) 5%, minus (c) all revenues received by the Company from the sale of coke, coal tars, coke breeze, Nut Coke and chemicals to third parties and all revenues received from WPSC for coke oven gasses and steam, allocated per ton among the Company’s production of coke on a weekly basis. Without limiting the foregoing, the Transfer Price shall include all of the Company’s: (i) raw materials cost (including coal and other supplies); (ii) manufacturing costs; (iii) overhead; (iv) insurance; (v) governmental impositions; (vi) hourly and salaried labor costs; (vii) charges to be paid by the Company under the Management Agreement and Operating Agreement; (viii) costs and expenses incurred by the Company identified in the retained responsibility provisions contemplated by Schedule B to each of the Management Agreement and the Operating Agreement; and (ix) costs relating to loading any coke, immediately after it is produced, into rail cars provided by SCL.
     Transfer Price Exclusions. Notwithstanding the foregoing, the Transfer Price shall not include, and SCL shall be solely responsible for, all costs and expenses (including any deterioration to the coke) relating to barge loading, stocking, de-stocking, screening or loading coke, except for costs described in Section 2.1(a)(ix). The Transfer Price also shall not include any costs, fees, disbursements or other expenditures relating to environmental conditions existing prior to the date of this Agreement. The costs, fees, disbursements or other expenditures relating to such corrective actions shall be subject to the terms of the LLC Agreement.
     Breach or Termination of the WPSC Coke Supply Agreement. SCL’s Transfer Price shall not increase as a result of a breach or the termination of the WPSC Coke Supply Agreement (where such breach or termination is due to default by WPSC or the Managers elected by WPSC). As such, if the WPSC Coke Supply Agreement is breached or terminated prior to the termination of this Agreement (where such breach or termination is due to default by WPSC or the Managers elected by WPSC), SCL’s Transfer Price shall not increase, and the Transfer Price shall be calculated as if the WPSC Coke Supply Agreement were in effect as if WPSC and the Company were complying with the terms thereof. If, and to the extent that WPSC does not purchase the amount of coke required to be purchased by it under the WPSC Coke Supply Agreement, then SCL shall have the right, but not the obligation, to purchase any or all of such coke from the Company at the same price that WPSC would have paid for such coke.
     Market Price. “Market Price” means (a) an arm’s length offer for sale of coke of similar quantity, quality and availability by reference to third party transactions (taking into account any material and relevant factors), or (b) if a price under clause (a) is not available, then the average purchase price paid by SCL’s Affiliate in Dearborn, Michigan to non-affiliated third parties for coke of similar quantity, quality and availability for the ninety (90) day period prior to the date of sale (excluding prices paid by SCL to the Company). The prices calculated in clause (b) above shall include all transportation costs to SCL’s Affiliate receiving yard in Dearborn,

Michigan), export licenses, duties, taxes, and loading and unloading costs. There shall be deducted from prices calculated in clause (b) above any costs that would be incurred to transport coke from the Coke Facilities to SCL’s rail receiving yard in Dearborn, Michigan.
     Invoices. The Company shall render an invoice to SCL each week by the third working day of such week in relation to the coke delivered to SCL during the previous week.
     Terms of Payment. Terms of payment shall be net cash within fifteen (15) days from the date of the Company’s invoice.
     Currency. All payments due hereunder shall be invoiced and paid in immediately available U.S. dollars.
     Taxes. Any tax (including any applicable value added tax) or other governmental charge, or increase thereof, upon the production, sale and/or shipment of the coke sold under this Agreement (other than taxes based upon the Company’s net income), whether by national, foreign, federal, state or municipal authorities, imposed, or becoming effective, on or after the date of this Agreement, shall be the sole responsibility of SCL.
     Failure to Pay. The Company shall have the right, but not the obligation, to cease delivering coke to SCL if SCL fails to pay the amounts due under this Article and does not cure such failure within fifteen (15) calendar days after receiving written notice of such failure. Such right may be exercised by the Company only by delivery to SCL of a writing that expressly contains the exercise of such right by specific reference to this Section. The remedy of the Company set forth in this Section shall be exercised solely by a Manager elected by WPSC at least three days prior to cessation of delivery. When the default is cured, then deliveries shall resume. SCL shall nevertheless be responsible for and shall pay to the Company the Transfer Price for any coke that is manufactured by the Company, tendered to SCL under this Agreement and not accepted by SCL for any reason other than non-conformance with Section 1.5 hereof. Subject to Section 2.2 of the WPSC Coke Supply Agreement, in an effort to mitigate damages, the Company shall use commercially reasonable efforts to sell to third parties any excess coke resulting as a consequence of the Company’s election to ship a reduced amount of coke to SCL.
Delivery; Title
     Delivery. Subject to the provisions of this Agreement and the LLC Agreement, the coke sold and purchased under this Agreement shall be delivered in approximately equal weekly increments to the extent that such is commercially practicable and does not adversely affect either the Company or WPSC. Except as otherwise provided in this Agreement or the LLC Agreement, including changes in expected production and certain changes in the ownership of the Membership Interests of the Company, to the extent that the Company produces 955,000 tons of coke in 2006, the Company shall deliver to SCL approximately 37.17% of the coke produced at the Company in 2006 in accordance with Schedule B attached hereto. The Company shall use commercially reasonable efforts to cooperate with SCL in determining whether a more equal weekly distribution of coke deliveries can be accommodated, so long as such does not adversely affect either the Company or WPSC. SCL shall be responsible for arranging transportation of coke from the Coke Facilities to SCL’s facility. If SCL does not make transportation arrangements, the Company shall make transportation arrangements for SCL’s account.
     Point of Delivery; Acceptance. The coke sold and purchased under this Agreement shall be delivered by the Company to SCL free on board pushed into railroad cars provided by SCL at tracks to be identified in the Company’s Coke Facilities. The Company may pull such railroad cars to the Ohio River rail bridge at the Company’s facility. WPSC will pull the railroad cars across the bridge at no charge from the West Virginia side of the bridge on the Ohio River to an interconnection point for the Wheeling & Lake Erie Railway on the Ohio side of the river, when necessary. SCL shall provide reasonable notice to WPSC regarding where the coke will be shipped (from Follansbee or from the Ohio River rail bridge). WPSC will also pull the railroad cars back to the West Virginia side of the bridge, when necessary. SCL shall be deemed to have accepted all coke that is contained in railcars accepted by its third party carrier(s).
     Weights. The coke sold and purchased under this Agreement shall be weighed by the Company’s certified track scales. These weights shall govern and shall be used by the Company in invoicing the coke delivered hereunder. Such scales shall be properly inspected and certified at intervals of not more than six (6) months.
     Title and Risk of Loss. Title and all risk of loss, damage or destruction with respect to the coke sold and purchased under this Agreement shall pass to and be assumed by SCL when delivery of such coke has occurred in accordance with Section 3.2 of this Agreement.
     Provisions Applicable to Delivery. The Company shall cooperate with and provide assistance to SCL when necessary or appropriate and the Parties shall communicate with each other regularly as necessary to schedule and expedite shipment. The Company shall load all rail cars in accordance with all Legal Requirements and any reasonable requirements of the carrier designated by SCL.
Representations and Warranties
     Joint. Each Party represents and warrants to the other Party that:
     Authority. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has the power and authority to enter into this Agreement and perform its obligations hereunder.
     Authorization; Enforceability. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms. It has duly and validly authorized this Agreement.
     No Violations. The execution and delivery by it of this Agreement shall not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation of any provision of its governing documents or the resolutions adopted by its board or directors or board of managers; (ii) contravene, conflict with, result in a breach of, constitute a default or an event of default under, give any person the right to consent, approve, terminate or revoke (including the right to consent, approve, terminate or revoke upon a change of control or deemed assignment), or give to any person the right to cause any of the foregoing with respect to, any material agreement or instrument to which it is a party or by which any of its assets may be bound; or (iii) violate in any material respect, or give any person the right to obtain any material relief or exercise any material remedy under, any Legal Requirement to which it is subject, or by which its assets may be bound or affected, or give any person the right to challenge any of the transactions contemplated by this Agreement. No person is required to make, give or obtain any approvals or consents in connection with the execution, delivery or performance by it of this Agreement, except for those obtained.
     Company’s Representation. The Company represents and warrants to SCL that the coke delivered under this agreement will be of the quality identified in Section 1.5.
EXCEPT FOR THE COMPANY’S OBLIGATIONS UNDER THIS SECTION 4.2, THESE ARE THE ONLY REPRESENTATIONS OR WARRANTIES THAT THE COMPANY MAKES AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, UNDER STATUTE OR ARISING OTHERWISE IN LAW FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING WITHOUT LIMITATION, ANY OTHER WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE OR WARRANTY AGAINST INFRINGEMENT, ARE DISCLAIMED BY THE COMPANY.
Representative; Limitation of Liability
     Nomination of Representative. Each Party shall nominate a representative to act as the individual representing such Party in respect of the matters covered by this Agreement (each a “Representative”). A Party may at any time and from time to time substitute its Representative by written notice to the other Party.
     LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES OF ANY TYPE IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR THOSE CONSEQUENTIAL DAMAGES OF PERSONS WHO ARE NOT AFFILIATES OF WPSC, THE COMPANY OR SCL, ARISING OUT OF CLAIMS AGAINST THE COMPANY OR SCL BY SUCH PERSONS. “CONSEQUENTIAL DAMAGES” MEANS INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOSS OF FUTURE PROFITS, REVENUE OR INCOME, BUSINESS INTERRUPTION, AND LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), AND PUNITIVE DAMAGES.
Force Majeure; Emergency
     Force Majeure. The failure or delay of the Company to perform any obligation under this Agreement solely by reason of acts of God, nature or the public enemy, terrorism, nuclear disaster, accidents, explosions, fire, flood, river freeze-ups, failure or availability of river locks, drought, perils of the sea, strikes, lockouts, labor disputes, riots, sabotage, embargo, war (whether or not declared and whether or not the United States is a participant), civil insurrection, acts of violence, acts of government, federal, state or municipal legal restriction or limitation or compliance therewith, failure or delay of transportation (including railway car and barge shortages), new or amended Legal Requirements, contract disputes, failure of plants or facilities, failure of equipment (including emergency outages of equipment or facilities or to make repairs to avoid breakdowns thereof or damage thereto), failures of suppliers, shortage of raw materials (including coal of the type required to produce coke), supplies, equipment, fuel, power, or other operational necessities, interruption or curtailment of power supply, or any other circumstance of a similar or different nature beyond the reasonable control of the Party affected thereby (“Force Majeure”) shall not be deemed to be a breach of this Agreement.
     Emergency. The failure or delay of the Company to perform any obligation under this Agreement solely by reason of an Emergency shall not be deemed to be a breach of this Agreement.
     Accommodation During a Force Majeure or Emergency. During the occurrence of a Force Majeure or an Emergency, SCL may engage a third party to provide coke that the Company is unable to provide. Notwithstanding anything herein to the contrary, in the case of a Force Majeure or an Emergency, the Parties shall take immediate and diligent actions to prevent or minimize such threatened damage, injury or loss or to counteract or otherwise mitigate the effects of such Force Majeure or Emergency. In the event of a Force Majeure or an Emergency, each Party shall notify the other of the Force Majeure or Emergency as soon as practicable following the occurrence thereof, which notice shall include details with respect to any action being taken in response thereto.
Audit Review
     Audits. SCL or its designee shall have the right to carry out audit tasks of a financial nature to verify any and all amounts paid or payable by SCL to the Company. The Company shall make available, at the Coke Facilities, to SCL or its designee, and SCL or its designee shall have the right to review, all contracts, books, records, and other documents relating to all costs paid or incurred by the Company that comprise the Transfer Price. SCL or its designee shall also have the right to conduct a physical inventory audit. The cost of any audit shall be borne by SCL.
     Frequency of Audits. Audits, as identified in Section 7.1, shall not be requested by SCL more frequently than once every year and no claim may be brought as to any invoice more than eighteen (18) months after the date that the invoice is rendered pursuant to Article II.
     Scheduling Audits. The scheduling and length of any audit review shall be kept to a minimum so as to ensure as little disturbance as possible. The audit review shall commence not later than four (4) weeks after the Company’s receipt of the audit notification from SCL.

Termination; Survival
     Term. The term of this Agreement (the “Term”) shall commence on January 1, 2006 and continue for the useful lives of the Coke Batteries, unless earlier terminated under the unique circumstances identified in Section 8.2.
     Termination. This Agreement may only be terminated as follows:
     the dissolution of the Company, as provided in the LLC Agreement; or
     by election of a Party if the other Party is in breach of this Agreement and does not cure such breach within sixty (60) days (but within fifteen (15) calendar days for a breach involving the payment for coke) of receiving written notice of such breach;
Any termination of this Agreement shall not relieve either the Company or SCL from any liability for breach under this Agreement that may exist prior to or as a result of the termination of this Agreement. Unless any non-breaching party would otherwise be materially prejudiced, the termination rights provided in clause (b) shall be suspended if any Party in good faith challenges the allegation of breach giving rise to the notice of termination due to such breach and delivers a notice of dispute thereof under Section 10.11 within thirty (30) days after receiving notice of termination. Such suspension shall remain in effect only so long as the parties are actively pursuing their remedies in respect of such alleged breach under Section 10.11. Such suspension shall terminate if the parties are no longer pursuing their remedies in respect of such alleged breach under Section 10.11, or if such alleged breach is determined not to be a breach under Section 10.11.
     Survival. The following Articles and Sections of this Agreement shall survive any termination of this Agreement: Article V (Representative; Limitation of Liability), Article VII (Audit Review), Article VIII (Termination; Survival), Section 10.1 (Governing Law), Section 10.3 (Due Notice), Section 10.10 (Confidentiality) and Section 10.11 (Dispute Resolution). Notwithstanding the termination of this Agreement, the other provisions of this Agreement shall be deemed to survive, and the Parties shall continue to perform their obligations under this Agreement, for so long as reasonably necessary for the Parties to fulfill any outstanding obligations created prior to the termination in reasonable reliance on this Agreement and to otherwise facilitate a smooth end to the relationship created hereunder.
Definitions
     Definitions. In addition to other terms defined elsewhere in this Agreement, the following words have the following meanings in this Agreement:
     “Affiliate” means, when used with reference to a specified person, any person who directly or indirectly, through one or more intermediaries, owns or is owned by or is under common ownership with the specified person, where such ownership means holding more than fifty percent (50%) of any class of equity securities of the specified person.

     “Agreement” means this Coke Supply Agreement, as it may be amended from time to time.
     “Bundled Interests” has the meaning set forth in the LLC Agreement.
     “Coke Batteries” has the meaning set forth in the LLC Agreement.
     “Coke Facilities” has the meaning set forth in the LLC Agreement.
     “Company” has the meaning set forth in the Recitals.
     “Consequential Damages” has the meaning set forth in Section 5.2.
     “Contribution Agreement” has the meaning set forth in the LLC Agreement.
     “Due Notice” has the meaning set forth in Section 10.3.
     “Emergency” means (a) any situation that is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Coke Facilities, or (b) any unexpected material interruption in the production of coke.
     “Force Majeure” has the meaning set forth in Section 6.1.
     “Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or order of any kind or nature whatsoever including any judgment or principle of common law.
     “LLC Agreement” has the meaning set forth in the Recitals.
     “Management Agreement” means that certain Management Agreement between the Company and WPSC of even date herewith.
     “Manager” has the meaning set forth in the LLC Agreement.
     “Market Price” has the meaning set forth in Section 2.3.
     “Membership Interests” has the meaning set forth in the LLC Agreement.
     “Non-Voting Capital Stock Interests” has the meaning set forth in the LLC Agreement.
     “Nut Coke” means coke otherwise meeting the quality specifications in Schedule A and of a size equal to or greater than 3/8 inch and less than 3/4 inch.
     “Operating Agreement” means that certain Operating Agreement between the Company and WPSC of even date herewith.

     “Party” means SCL or the Company, individually, and “Parties” means SCL and the Company, collectively.
     “person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a governmental body or any other legal entity.
     “Representative” has the meaning set forth in Section 5.1.
     “SCL” has the meaning set forth in the Recitals.
     “SNA” means Severstal North America, Inc., a Delaware corporation.
     “Term” has the meaning set forth in Section 8.1.
     “ton” means two thousand (2,000) pounds.
     “Transfer Price” has the meaning set forth in Section 2.1.
     “WPSC” has the meaning set forth in the Recitals.
     “WPSC Coke Supply Agreement” means that certain Coke Supply Agreement between WPSC and the Company of even date herewith.
     Construction. As used in this Agreement, unless a clear contrary intention applies: (a) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (b) references to the singular number include the plural number, and vice versa, and reference to any gender includes each other gender; (c) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (d) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (e) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (f) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; and (g) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto.
General
     Governing Law. This Agreement will be governed by the laws of the State of Delaware, U.S.A., without regard to conflicts of laws principles.

     Nature of Relationship; Agency. Each Party is and for all purposes shall be deemed to be an independent contractor with respect to the performance of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the Parties whatsoever. Neither Party shall have the authority to assume or create obligations on behalf of the other Party, and neither Party shall take any action that has the effect of creating the appearance of its having such authority. This Agreement shall not be deemed to constitute either Party to be the agent of the other Party.
     Due Notice. Any notice for any purpose required to be given to a Party under this Agreement shall be given by Due Notice. “Due Notice” means delivery of written notice by overnight delivery to the Corporate Secretary of SCL and to the President of the Company. Changes to specified officers shall be by Due Notice. Notice will be effective after actual delivery of such notice by overnight delivery. Notice shall be accompanied by facsimile, email and telephone (which shall not themselves constitute notice). Due Notice shall be sent to the following addresses:
If to the Company, addressed to:
c/o Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling, West Virginia 26003
Attention: Corporate Secretary
Facsimile No. (304) 234-2555:
With a required copy (which shall not constitute Due Notice):
Kirkpatrick & Lockhart Nicholson Graham LLP
535 Smithfield Street
Pittsburgh, Pennsylvania 15222-2312
Attention: David L. Forney, Esq.
Facsimile No.: (412) 355-6501
If to SCL, addressed to:
SNA Carbon, LLC
3001 Miller Road
P.O. Box 1699
Dearborn, Michigan 48121
Attention: Corporate Secretary
Facsimile No.: (313) 845-0199
With a required copy (which shall not constitute Due Notice):
Clark Hill PLC
500 Woodward Avenue
Suite 3500
Detroit, Michigan 48226-3435

Attention: Blair B. Hysni, Esq.
Facsimile No.: (313) 965-8252
Due Notice shall also be sent to any additional representative requested by a Party in writing from time to time, but failure to give notice to such additional representatives shall not be a failure of Due Notice.
     Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles and Sections in which they appear or to which they relate.
     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     No Third Party Rights. WPSC is an intended third party beneficiary to Sections 1.1, 1.2, 1.3, 1.4 and 8.3 of this Agreement and the Parties desire to grant WPSC a legal or equitable right, remedy or claim under or with respect to those provisions of this Agreement. Except as provided above, nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.
     Assignment; Successors. SCL acknowledges that its rights, duties and obligations under this Agreement are part of the Bundled Interests and are subject to the transfer restrictions contained in the LLC Agreement. SCL further acknowledges that, as part of the Bundled Interests, it may assign its rights, duties and obligations under this Agreement only if such assignment is not prohibited by the terms of the LLC Agreement. The Company may not assign or delegate (by operation of law or otherwise) this Agreement or any of its rights, duties or obligations under this Agreement without the prior written consent of SCL, which consent shall not be unreasonably withheld; provided, however, it shall not be unreasonable for SCL to withhold its consent to the extent that any transfer would require SCL to seek redress under this Agreement in a country other than the United States. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.
     Entire Agreement; Amendment. Subject to Section 10.13 below, this Agreement (including the Schedules hereto, which are made a part of this Agreement by this reference) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements, whether oral or written. This Agreement may be amended only by a writing signed by an authorized representative of each of SCL and WPSC (in the case of the Company). A course of conduct between the Parties shall not constitute an amendment or waiver of any provision of this Agreement.
     Severability. If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Confidentiality. The Parties shall be bound by the confidentiality provisions set forth in the LLC Agreement as if such provisions were fully set forth herein.
     Dispute Resolution. The Parties shall resolve all disputes under this Agreement through mediation and arbitration pursuant to procedures substantially identical to those set forth in Article XIII of the LLC Agreement.
     Consideration. The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals to this Agreement are hereby incorporated into this Agreement by this reference and made a part hereof.
     The LLC Agreement Controls Conflicts. Except as otherwise expressly provided herein, any conflict between any provision in the LLC Agreement and this Agreement shall be presumed to be resolved in favor of the LLC Agreement, subject to resolution of such conflict on its merits based on the reasonably likely intentions of the Parties. This Agreement is an independent agreement between the Parties and is separate and distinct from the LLC Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date set forth below.

SNA CARBON, LLC		MOUNTAIN STATE CARBON, LLC

By:	William E. Hornberger	By:	/s/ James E. Muldoon

Name:	William E. Hornberger	Name:	James E. Muldoon
Title:	Executive Vice President	Title:	President and Secretary
Date:	9/29/05	Date:	9/29/05